Exhibit 10.9

November 1, 2020

Dear Gaurov Dayal:

I am pleased to confirm your offer of employment at Paladina Health LLC. We look forward to your first day of work on or around January 4, 2021 (specific date TBD). You will be working as our President & COO reporting to Chris Miller, Chief Executive Officer. The following represents the terms and conditions in this regard:

•	Your base salary for this position will be $500,000 per annum, less standard deductions and authorized withholdings.

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In addition, you will be eligible to receive an annual performance bonus of 75% of your base compensation, which is a discretionary bonus and payable in a manner consistent with our practices and procedures. This bonus goes into effect for the 2021 calendar year. Your first-year bonus is guaranteed to be no less than $250,000.

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You will receive a sign-on bonus $225,000, which includes coverage for your relocation expenses. If your employment with Paladina terminates before 12 months, for cause or if you voluntarily resign, you will be asked to return a pro-rated version of the bonus. “Cause” shall be defined as in the LLC Operating Agreement.

Your position is exempt under the wage and hour laws. You will be paid bi-weekly pursuant to our normal payroll practices. Your status will be that of a regular full-time benefit eligible teammate. Any further salary increases will be based upon Paladina Health’s compensation program and your performance.

Subject to approval by the Employer’s Board of Directors, Employee will receive an equity-based award which award will be structured as profits interests in the Employer’s ultimate parent entity, Paladina Health Holdings, LLC (“Parent”). Paladina Health Holdings, LLC is in the process of updating the authorized capitalization as it relates to its equity incentive in connection with the recent acquisition of HealthStat. Following that update, the total authorized units in each class of Value Units, and the number of each such class that will be granted to Gaurov Dayal, are as set forth in the following table:

Unit Class	Total Authorized	Gaurov Dayal
Value A Units	29,320,735.91	2,638,866.14
Value B Units	17,247,491.12	1,552,274.20
Value C Units	30,044,017.79	2,703,962.51
Value D Units	36,482,020.39	3,283,382.84

1400 Wewatta Street, Suite 350 Denver, CO 80202 | www.paladinahealth.com

These Value Units will be subject to the terms and conditions of the separately provided Award Agreement. Subject to the terms and conditions of the Award Agreement twenty-five percent (25%) of each class of the Value Units granted to Employee herein shall vest on the first anniversary of your first date of employment (the “Vesting Commencement Date”), with the remaining portion of each class of such Value Units vesting thereafter in thirty-six (36) substantially equal monthly installments such that one-hundred percent (100%) of each class of the Value Units granted as of the Issue Date shall become fully vested on the fourth anniversary of the Vesting Commencement Date. For the avoidance of doubt, but subject to the “double trigger” provision below, the foregoing vesting schedule requires the continued employment of Employee by Employer through each applicable vesting date as a condition to the vesting of the applicable installment of the Value Units granted herein. Additionally, 100% of unvested profit units will automatically accelerate and vest immediately prior to the consummation of Change of Control of the Company or its affiliates (which shall include an “Exit Event” as defined in the LLC Operating Agreement); provided, however, that the proceeds allocated to such unvested profits units will be set aside upon the consummation of such Change of Control and be subject to your continued employment through a period of 12 months following the Change of Control event (following which time you shall be promptly paid in full the remaining amounts); provided, that, notwithstanding the foregoing, if your employment is terminated without cause sooner than 12 months following the Change of Control event, then such remaining amounts shall be promptly be paid to you in full following such termination.

You will be eligible to receive health and disability insurance benefits, as well as other related benefits, under the same terms and conditions generally applicable to Paladina Health teammates at the similar level of compensation and responsibility. You will be eligible to participate in Paladina Health’s comprehensive health and disability insurance plans on the first of the month following your date of hire. You will be receiving a summary of Paladina Health’s benefits outlining your choices.

It is understood and agreed that your employment will be at-will, and either you or Paladina Health may terminate the relationship at any time, for any or no reason, with or without notice. The terms of this letter, therefore, do not, and are not intended to, create an express or implied contract of employment. Your at-will employment relationship may only be modified by a written agreement, signed by an officer or director of Paladina Health. However, in the event that your employment is terminated by Paladina Health for reasons other than for cause, you will be eligible to receive base salary continuation for twelve (12) months. You will also receive a prorated portion of that year’s bonus based on separation date and performance. If you timely elect continued health benefits coverage under COBRA, Paladina will pay your COBRA premiums necessary to continue your coverage through the severance period beginning on the Separation Date. “Cause” shall be defined as in the LLC Operating Agreement. Any severance payments will be contingent on your agreement to the Paladina Health standard release agreement, which includes a full release of claims against Paladina Health.

1400 Wewatta Street, Suite 350 Denver, CO 80202 | www.paladinahealth.com

This offer shall be interpreted and administered in a manner so that any amount payable hereunder shall be paid in a manner that is either exempt from or compliant with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, and applicable Internal Revenue Service guidance and Treasury Regulations issued thereunder. Each payment of salary continuation under the fifth paragraph of this offer letter shall be considered a separate payment for purposes of Section 409A.

As a condition of employment, you will need to sign the Non-competition, Non-solicitation and Confidentiality Agreement.

Please note that this offer is contingent upon successful completion and receipt of pre-employment background check results before your first day of employment. You will be contacted by our Human Resources team to complete the applicable paperwork.

If you accept the terms of this offer, please sign the letter below and return it to me as soon as possible We look forward to your first day of work and having you as a key part of Paladina Health’s efforts to revolutionize healthcare. If you have any questions, or if I may provide further information, please do not hesitate to contact me directly.

Sincerely,

/s/ Allison Velez

Allison Velez
Chief People Officer

I accept the position of President/Chief Operating Officer under the terms and conditions outlined above.

/s/ Gaurov Dayal	11/6/2020
Gaurov Dayal	Date

1400 Wewatta Street, Suite 350 Denver, CO 80202 | www.paladinahealth.com